Exhibit 10.2

[Letterhead of The Coca-Cola Company]
COCA-COLA PLAZA ATLANTA, GEORGIA

MUHTAR KENT
CHAIRMAN AND CHIEF EXECUTIVE OFFICER	ADDRESS REPLY TO:
THE COCA-COLA COMPANY	P.O. BOX 1734
ATLANTA, GA 30301
__________
404 676-4082
FAX: 404 676-7721

April 29, 2015

Julie M. Hamilton
Atlanta, Georgia

Dear Julie,

We are delighted to confirm your new position as VP, Chief Customer and Commercial Leadership Officer, job grade 19, with an effective date of March 1, 2015. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be $425,000.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a job grade 19 is 75% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

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You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

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You will be expected to acquire and maintain share ownership at a level equal to two times your base salary. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2019 to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February. Further information regarding this requirement is enclosed.

Exhibit 10.2

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You will be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $7,500 annually, subject to taxes and withholding.

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You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation. Further information regarding this benefit is enclosed.

•	This letter is provided as information and does not constitute an employment contract.

Congratulations, Julie. I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ Muhtar Kent

c:    Ceree Eberly
Shane Smith
Executive Compensation
GBS Executive Services

Enclosures:     Stock Ownership Program Enclosure
Financial Planning & Counseling Reimbursement Program Enclosure
Emory Executive Health Enclosure

I, Julie M. Hamilton, accept this offer:

Signature     /s/ Julie M. Hamilton

Date:         May 1, 2015